Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	August 3, 2023	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Second Quarter Results

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the Partnership’s net income for the quarter ended June 30, 2023 of $19,804,000, or $0.50 per common unit.

A comparison of the Partnership’s consolidated results for the quarters ended June 30, 2023 and 2022 are set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating Revenues	$30,619,000	$47,459,000	$70,786,000	$87,860,000
Net Income	$19,804,000	$37,324,000	$47,874,000	$67,948,000
Net Income Per Common Unit	$0.50	$0.96	$1.21	$1.76

The Partnership previously declared its second quarter distribution in the amount of $0.676818 per common unit payable on August 10, 2023 to common unitholders of record as of July 31, 2023. The Partnership’s cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

The Partnership also announced today that its 2022 Schedule K-3 reflecting items of international tax relevance is available online. Unitholders requiring this information may access their Schedules K-3 at www.taxpackagesupport.com/DMLP.

A limited number of unitholders (primarily foreign unitholders, unitholders computing a foreign tax credit on their tax return and certain corporate and/or partnership unitholders) may need the detailed information disclosed on Schedule K-3 for their specific reporting requirements.  To the extent Schedule K-3 is applicable to your federal income tax return filing needs, we encourage you to review the information contained on this form and refer to the appropriate federal laws and guidance or consult with your tax advisor.

To receive an electronic copy of your Schedule K-3 via email, unitholders may call Tax Package Support toll free at 877-222-3204.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.